Exhibit (a)(4)

Letter to Brokers and Dealers with respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Semitool, Inc.

by

Jupiter Acquisition Sub, Inc.,

a wholly-owned subsidiary of

Applied Materials, Inc.

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON DECEMBER 17, 2009, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OF THE OFFER.

November 19, 2009

To Brokers, Dealers, Banks,

Trust Companies and other Nominees:

We have been engaged by Jupiter Acquisition Sub, Inc., a Montana corporation (“Acquisition Sub”) and a wholly-owned subsidiary of Applied Materials, Inc., a Delaware corporation (“Applied”), to act as the information agent (the “Information Agent”) in connection with Acquisition Sub’s offer to purchase all of the outstanding shares of common stock, no par value per share (“Shares”) of Semitool, Inc., a Montana corporation (“Semitool”), at a purchase price of $11.00 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the “Offer Price”), upon the terms and subject to the conditions set forth in Acquisition Sub’s Offer to Purchase, dated November 19, 2009 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee.

Holders of Shares who wish to tender their Shares but whose certificates for such Shares (the “Share Certificates”) are not immediately available, who cannot complete the book-entry transfer procedures described in the Offer to Purchase on a timely basis, or who cannot deliver all other required documents to BNY Mellon Shareowner Services (the “Depositary”) prior to the Expiration Date (as defined in Section 1 (Terms of the Offer) of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in Section 2 (Procedures for Tendering Shares of Semitool Common Stock in the Offer) of the Offer to Purchase.

Enclosed herewith are copies of the following documents:

1.	The Offer to Purchase dated November 19, 2009;

2.	The Letter of Transmittal to be used by shareholders of Semitool to tender Shares in the Offer (manually signed photocopies of the Letter of Transmittal may also be used to tender Shares);

3.	A letter to shareholders of Semitool from the Chief Executive Officer of Semitool accompanied by Semitool’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the

Securities and Exchange Commission by Semitool, which includes the recommendation of Semitool’s board of directors that Semitool shareholders accept the Offer and tender their Shares to Acquisition Sub pursuant to the Offer;

4.	A printed form of letter that may be sent to your clients for whose account you hold Shares that are registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5.	Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

6.	Instructions for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7.	Return envelope addressed to BNY Mellon Shareowner Services as the Depositary for the Offer.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (one minute after 11:59 p.m.), New York City time, on December 17, 2009, unless the Offer is extended.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the Expiration Date, Shares (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) that, together with any Shares owned by Applied or Acquisition Sub immediately prior to the first time of acceptance by Acquisition Sub of any Shares for payment pursuant to the Offer (the “Acceptance Time”), represent more than 66 2/3% of the sum of (i) the aggregate number of Shares issued and outstanding immediately prior to the Acceptance Time, plus (ii) an additional number of shares up to (but not exceeding) the aggregate number of Shares issuable upon the conversion, exchange or exercise, as applicable, of all options, warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding immediately prior to the Acceptance Time and that are vested or will be vested immediately after such time (other than potential (but not actual) dilution attributable to the Top-Up Option (as defined in Section 1 (Terms of the Offer) of the Offer to Purchase)). The foregoing condition is referred to as the “Minimum Condition” in the Offer to Purchase. The Offer is also subject to other conditions described in Section 13 (Conditions to the Offer) of the Offer to Purchase. The Offer is not subject to any financing contingencies.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 16, 2009, by and among Applied, Acquisition Sub and Semitool (the “Merger Agreement”), pursuant to which, following the satisfaction or waiver of certain conditions and the purchase by Acquisition Sub of Shares in the Offer, Acquisition Sub will be merged with Semitool (the “Merger”), with the surviving corporation in the Merger continuing to exist as a wholly-owned subsidiary of Applied. As a result of the Merger, each outstanding Share (other than Shares owned by Applied, Acquisition Sub, Semitool or any wholly-owned subsidiary of Applied or Semitool, or held in Semitool’s treasury, or Shares owned by any shareholder of Semitool who is entitled to and properly asserts dissenters’ rights under Montana law) will be converted into the right to receive the Offer Price, without interest thereon and less any required withholding tax.

The Semitool board of directors has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Semitool’s shareholders; (2) approved and adopted the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the Montana Business Corporation Act; (3) declared the advisability of the Merger Agreement; and (4) resolved to recommend that Semitool’s shareholders accept the Offer and tender their Shares to Acquisition Sub pursuant to the Offer and, if required to consummate the Merger, approve the Merger Agreement.

Upon the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), promptly after the Expiration Date, Acquisition Sub will accept for payment and pay for all Shares that are validly tendered prior to the Expiration Date and are not withdrawn prior to such date in accordance with the procedures for withdrawal described in Section 3 (Withdrawal Rights) of the Offer to Purchase. For purposes of the Offer, Acquisition Sub will be deemed to have accepted for payment, and thereby purchased, Shares that are validly tendered in the Offer and not withdrawn prior to the Expiration Date as, if and when Acquisition Sub gives oral or written notice to the Depositary of Acquisition Sub’s acceptance for payment of such shares. Subject to the conditions to the Offer, payment for Shares that are accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for shareholders tendering shares in the Offer for the purpose of receiving payment from Acquisition Sub and transmitting payment to such shareholders whose Shares have been accepted for payment pursuant to the Offer. For a shareholder to validly tender Shares in the Offer: (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase prior to the Expiration Date; (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in Section 2 (Procedures for Tendering Shares of Semitool Common Stock in the Offer) of the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of the Offer to Purchase prior to the Expiration Date and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase) must be received by the Depositary prior to the Expiration Date or (iii) the tendering shareholder must comply with the guaranteed delivery procedures described in Section 2 of the Offer to Purchase prior to the Expiration Date.

Under no circumstances will interest be paid by Acquisition Sub on the Offer Price for Shares that are tendered in the Offer, regardless of any extension of, or amendment to, the Offer or any delay in making payment for such shares.

Neither Acquisition Sub nor Applied will pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares in connection with the Offer. You will be reimbursed by Acquisition Sub upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers. Acquisition Sub will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Questions regarding the Offer, and requests for additional copies of the enclosed material, may be directed to the Information Agent at its address and telephone number listed on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF ACQUISITION SUB, APPLIED, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL FOR THE OFFER.

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